Exhibit 10.2

LICENSE AGREEMENT

BETWEEN

HESPEROS, INC.

AND

CORNELL UNIVERSITY

FOR

DOCKET NO. 4601

AGREEMENT NO.: C2016-13-10439

TABLE OF CONTENTS

LICENSE AGREEMENT

This agreement ("Agreement") is made by and between Hesperos, Inc., a Delaware corporation having an address at RM 158, 3259 Progress Drive, Orlando, FL 32826 ("LICENSEE") and Cornell University ("Cornell") as represented by its Center for Technology Licensing ("CTL") at 395 Pine Tree Road, Ithaca, NY 14850.

This Agreement is effective on 31 August 2015 ("Effective Date").

RECITALS

WHEREAS, the invention disclosed in Disclosure Docket No. 4601 and titled "Microfluidic Device for Pharmacokinetic Pharmacodynamic Study of Drugs and Uses Thereof" (the "Invention"), was made in the course of research at Cornell by Dr. Michael Shuler and his associates (hereinafter and collectively, the "Inventors") and are covered by Patent Rights as defined below;

WHEREAS, the research was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, the Inventors are employees of Cornell, and they are obligated to assign all of their right, title and interest in the Invention to Cornell and have done so;

WHEREAS, CTL is the officially authorized unit at Cornell to manage Invention and to grant rights subsisting therein for Cornell;

WHEREAS, Cornell desires that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE desires to obtain certain rights from Cornell for commercial development, use, and sale of the Invention, and Cornell is willing to grant such rights; and

WHEREAS, LICENSEE understands that Cornell may publish or otherwise disseminate information concerning the Invention at any time and that LICENSEE is paying consideration hereunder for its early access to the Invention and the associated intellectual property rights not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 "Affiliate" means any corporation or other business in which LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2 "Sublicense" means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement after Effective Date. "Sublicensee" means a third party with whom LICENSEE enters into a Sublicense.

1.3 "Field" means testing services for the pharmaceutical, biotechnology, dietary supplement, cosmetic and chemical industries.

1.4 "Territory" means US.

1.5 "Term" means the period of time beginning on Effective Date and ending on the later of (i) the expiration date of the longest-lived patent in Patent Rights; or (ii) the tenth (10th) anniversary of Effective Date.

1.6 "Patent Rights" means Cornell's right in any of the following: the US patent number 8,748,180 disclosing and claiming the Invention, filed by Inventors and assigned to Cornell; any priority applications and any continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions.

1.7 This paragraph is intentionally left blank.

1.8 "Sponsor Rights" means all the applicable provisions of any license to the United States Government executed by Cornell and the overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations.

1.9 "Licensed Method" means any method that is claimed in Patent Rights the practice of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within Patent Rights. For the purpose of this Agreement, LICENSEE agrees that the above definition shall be interpreted as if Cornell is the sole owner and assignee of Patent Rights.

1.10 "Licensed Product" means any service, device, apparatus, or product that is claimed in Patent Rights, or that is produced or enabled by Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights. For the purpose of this Agreement, LICENSEE agrees that the above definition shall be interpreted as if Cornell is the sole owner and assignee of Patent Rights.

1.11 "Net Sales" means the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Affiliate shall be treated as sales by LICENSEE at the list price of LICENSEE in an arm-length transaction, or (ii) resale by an Affiliate shall be treated as sales at the list price of the Affiliate.

1.12 "Patent Costs" means a pro rata share of all out-of-pocket expenses for the preparation, filing and prosecution of all United States patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship review and determination, preparation and prosecution of patent application, re-examination, re-issue, interference, opposition activities related to patents or applications in Patent Rights plus a 15% patent service fee based on the pro rata share payable to Cornell.

1.13 "Patent Maintenance Fees" means pro rata share of all out-of-pocket patent maintenance/annuity expenses that are required to keep Patent Rights in force in the United States plus a 15% patent service fee based on the pro rata share payable to Cornell.

ARTICLE 2. GRANTS

2.1 **License.** Subject to Article 5.1 ("patent costs reimbursement obligations") and to the limitations set forth in this Agreement and Sponsor's Rights, Cornell hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported Licensed Products and to practice Licensed Methods, in the Field within the Territory and during the Term.

The license granted herein is non-exclusive for Patent Rights and Cornell may grant to third parties further licenses under Patent Rights in the Field, within the Territory and during the Term.

2.2 **Sublicense.** LICENSEE is not allowed to grant sublicenses to third parties.

2.3 **Reservation of Rights.** Cornell reserves the right to:

(a) use the Invention and Patent Rights for educational and research purposes;

(b) publish or otherwise disseminate any information about the Invention at any time; and

(c) allow other nonprofit institutions to use Invention and Patent Rights for educational and research purposes.

ARTICLE 3. CONSIDERATION

3.1 **Fees and Royalties.** The parties hereto understand that the fees and royalties payable by LICENSEE to Cornell under this Agreement are partial consideration for the license granted herein to LICENSEE under Patent Rights. LICENSEE shall pay Cornell:

(a) a **license issue fee** of ten (10) thousand US dollars (US$10,000), to be paid according to the following schedule:

Time	Amount Due ($US)
At signing	$2,500
6 months after Effective Date	$2,500
12 months after Effective Date	$2,500
18 months after Effective Date	$2,500

(b) **license maintenance fees** of two thousand five hundred US dollars (US$2,500) per year and payable on the first anniversary of the Effective Date and annually thereafter on each anniversary; provided however, that LICENSEE's obligation to pay this fee shall end on the date when LICENSEE is commercially selling a Licensed Product;

(c) This paragraph is intentionally left blank;

(d) an **earned royalty** of one percent (1%) on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s);

(e) This paragraph is intentionally left blank;

(f) This paragraph is intentionally left blank.

(g) beginning the calendar year of commercial sales of the first License Product by LICENSEE or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(d) to Cornell in any such year cumulatively amounts to less than five

thousand US Dollars (US$5,000) ("**minimum annual royalty**"), LICENSEE shall pay to Cornell on or before February 28 following the last quarter of such year the difference between amount noted above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(d); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

(h) All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(g) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to Cornell as noted in Paragraph 10.1.

3.2 **Patent Costs.**

(a) LICENSEE shall reimburse Cornell for one third (1/3) of all past (prior to the Effective Date) Patent Costs according to the following schedule:

Time	Amount Due ($US)
At signing	$1,000
4 months after Effective Date	$2,000
8 months after Effective Date	$2,500
12 months after Effective Date	Remainder

Past Patent Cost is Twenty-Three Thousand One Hundred Seventy-One and 13/100 US Dollars (US$23,171.13), as of 21 August 2015. One third (1/3) of past Patent Costs is Seven Thousand Seven Hundred Twenty-Three and 71/100 US Dollars (US$7,723.71);

(b) LICENSEE shall reimburse Cornell for one third (1/3) of all future Patent Costs (on or after the Effective Date), that are not Patent Reimbursement Fees, within thirty (30) days following the date an itemized invoice is sent from Cornell to LICENSEE. The parties acknowledge that due to the limitation on LICENSEE's obligation to pay future Patent Costs to Cornell, LICENSEE has no right or authority to compel Cornell to perform any new filing or prosecution activities.

(c) LICENSEE shall reimburse Cornell the pro rata share of Patent Maintenance Fees incurred on or after the Effective Date within thirty (30) days following the date an itemized invoice is sent from Cornell to LICENSEE.

3.3 **Due Diligence.**

(a) LICENSEE shall, either directly or through its Affiliate(s):

(i) diligently proceed with the development, manufacture and sale of Licensed Products;

(ii) annually spend not less than thirty thousand dollars (US$30,000) for the development of Licensed Products during the first three (3) years of this Agreement. LICENSEE may, at its sole option, fund the research of any one of the Inventors and credit the amount of such funding actually paid to Cornell against its obligation under this paragraph;

(iii) market Licensed Products in the United States within six (6) months of receiving regulatory approval to market such Licensed Products;

(iv) reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(v) obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

(b) If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(i)-(v), then Cornell shall have the right and option to terminate this Agreement as described in Article 7.1.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1 **Reports.**

(a) **Development Reports.** Beginning twelve months after Effective Date and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall report to Cornell progress covering LICENSEE's (and Affiliate's) activities and efforts in the development of rights granted to LICENSEE under this Agreement for the preceding twelve months. The report shall include, but not be limited to, activities and efforts to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such annual reports shall be due within sixty days of the reporting period and shall use the form as provided herein as Appendix A.

(b) **Commercialization Reports.** After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to Cornell annual reports on or before August 31 of each year. Each report shall cover LICENSEE's (and each Affiliate's) most recently completed calendar year and shall show:

(i) the gross sales and Net Sales (as defined in Paragraph 1.11) during the most recently completed calendar year and the royalties, in US dollars, payable with respect thereto;

(ii) the number of each type of Licensed Product sold;

(iii) this sentence is intentionally left blank;

(iv) the method used to calculate the royalties;

(v) the exchange rates used;

(vi) relevant business and corporate development efforts relating to the rights granted in this Agreement.

LICENSEE shall provide the above information using the form as shown in Appendix B and include information on the date of the first commercial sale of each additional Licensed Product or in each additional country.

If no sales of Licensed Products have been made during any reporting period, LICENSEE shall so report.

4.2 **Records & Audits.**

(a) LICENSEE shall keep, and shall require its Affiliates to keep, accurate and correct records of all Licensed Products manufactured, used, and sold. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b) All records shall be available during normal business hours for inspection at the expense of Cornell by Cornell's Internal Audit Department or by a Certified Public Accountant selected by Cornell and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to Cornell any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to Cornell had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to Cornell up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve-month (12-month) period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

4.3 **Payments.**

(a) All fees, reimbursements and royalties due Cornell shall be paid in United States dollars and all checks shall be made payable to "Cornell University", referencing Cornell's taxpayer identification number, 15-0532082, and sent to Cornell according to Paragraph 10.1 (Correspondence). When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b) Royalty Payments.

(i) Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(ii) LICENSEE shall pay earned royalties annually on or before August 31 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE's most recently completed calendar year.

(iii) Royalties earned on sales occurring in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of Cornell's tax liability in any particular country may be credited against earned royalties or fees due Cornell for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv) If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold, LICENSEE shall convert the amount owed to Cornell into US currency and shall pay Cornell directly from its US sources of fund for as long as the legal restrictions apply.

(v) In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision.

(c) Late Payments. In the event royalty, reimbursement and/or fee payments are not received by Cornell when due, LICENSEE shall pay to Cornell interest charges at a rate of six percent (6%) per year. Such interest shall be calculated from the date payment was due until actually received by Cornell.

ARTICLE 5. PATENT MATTERS

5.1 **Patent Prosecution and Maintenance**.

(a) Patent Rights shall be assigned solely to Cornell. All decisions with regards to the filing, prosecution, and maintenance of patents and patent applications in Patent Rights shall be Cornell's alone.

5.2 **Patent Infringement.**

(a) If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform Cornell and provide Cornell with reasonable evidence of the

infringement. LICENSEE shall not notify a third party of the infringement of Patent Rights without the consent of Cornell.

(b) LICENSEE may request Cornell to take legal action against such third party for the infringement of Patent Rights in the Field and within the Territory. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. Cornell may or may not elect to commence suit. LICENSEE shall have no right to bring suit for patent infringement.

(c) Recoveries from actions brought pursuant to Paragraph 5.2(b) shall belong to Cornell.

(d) LICENSEE shall cooperate with Cornell in litigation proceedings at the expense of Cornell. Litigation shall be controlled by Cornell.

5.3 **Patent Marking.** LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1 **Governmental Approval or Registration.** If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify Cornell if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 **Export Control Laws.** LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.3 **Preference for United States Industry.** If LICENSEE sells a Licensed Product or Combination Product in the US, LICENSEE shall make all commercially reasonable attempts to manufacture said product substantially in the US.

ARTICLE 7. TERMINATION OF THE AGREEMENT

7.1 **Termination by Cornell.**

(a) If LICENSEE fails to perform or violates any term of this Agreement, then Cornell may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, Cornell may terminate this Agreement and the license granted herein by a second written notice

("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of Cornell.

(b) This Agreement will terminate immediately, without the obligation to provide written notices as set forth in Paragraph 7.1(a), if LICENSEE files a claim including in any way the assertion that any portion of Cornell's Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

7.2 **Termination by LICENSEE.**

(a) LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90)-day written notice to Cornell. Said notice shall state LICENSEE's reason for terminating this Agreement.

(b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to Cornell or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of Cornell arising under this Agreement prior to termination.

7.3 **Survival on Termination.** The following Paragraphs and Articles shall survive the termination of this Agreement:

(a) Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b) Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c) Paragraph 8.2 (Indemnification);

(d) Article 9 (USE OF NAMES AND TRADEMARKS);

(e) Paragraph 10.2 hereof (Secrecy); and

(f) Paragraph 10.5 (Failure to Perform).

7.4 **Disposition of Licensed Products on Hand.** Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1 **Limited Warranty.**

(a) Cornell warrants that it has the lawful right to grant this license.

(b) The license granted herein is provided "AS IS" and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. Cornell makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights will not infringe any other patent or other proprietary rights.

(c) In no event shall Cornell be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, Licensed Method.

(d) Nothing in this Agreement shall be construed as:

(i) a warranty or representation by Cornell as to the validity or scope of any Patent Rights;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv) conferring by implication, estoppel or otherwise any license or rights under any patents of CRF or Cornell other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v) an obligation to furnish any know-how not provided in Patent Rights.

8.2 **Indemnification.**

(a) LICENSEE shall indemnify, hold harmless and defend Cornell, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license. This indemnification shall include, but not be limited to, any product liability.

(b) LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i) comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, one million dollars (US$1,000,000); (B) products/completed operations aggregate, two million dollars (US$2,000,000); (C) personal and advertising injury, one million dollars (US$1,000,000); and (D) general aggregate (commercial form only), two million dollars (US$2,000,000); and

(ii) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c) LICENSEE shall, within ninety (90) days of Effective Date, furnish Cornell with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to Cornell of any modification; (ii) indicate that Cornell has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by Cornell.

(d) Cornell shall notify LICENSEE in writing of any claim or suit brought against Cornell in respect of which Cornell intends to invoke the provisions of this Article. LICENSEE shall keep Cornell informed on a current basis of its defense of any claims under this Article.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "Cornell University" or "Cornell Research Foundation" is prohibited, without the express written consent of Cornell.

9.2 Cornell may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, Cornell shall request the Inventors not disclose such terms and conditions to others.

9.3 Cornell may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but Cornell shall not disclose the financial terms of this Agreement to third parties, except where Cornell is required by law or the order of a court of competent jurisdiction to do so.

9.4 LICENSEE may acknowledge or make press releases regarding the existence of this Agreement and the extent of the grant in Article 2 but LICENSEE shall not disclose the financial terms of this Agreement except where LICENSEE is required by law or the order of a court of competent jurisdiction to do so. To the extent LICENSEE makes any forward-

looking statement in its press releases, LICENSEE shall receive prior consent of Cornell which shall not be unreasonably withheld.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1 **Correspondence.** Any notice, invoice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person;

(b) on the date of successful transmission if sent by facsimile,

(c) one (1) day after the successful transmission in pdf file format if sent by electronic mail using the Internet; or

(d) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

Reports and Notices Contact:
Accounts Payable Contact:
Intellectual Property Contact:
Hesperos, Inc.
Attention: James Hickman
RM 158, 3259 Progress Drive,
Orlando, FL 32826
TEL:
EMAIL: jhickman@ucf.edu

If sent to Cornell:

For all correspondence *except payments* -

Center for Technology Licensing
Attention: Executive Director
395 Pine Tree Road, Suite 310
Ithaca, NY 14850
FAX: 607-254-5454
TEL: 607-254-5236
EMAIL: ctl-contracts@cornell.edu

For all payments -

If sent by mail:
Center for Technology Licensing
PO Box 6899
Ithaca, NY 14851-6899

If remitted by electronic payments via ACH or Fed Wire:

Receiving bank name:	Tompkins Trust Co.
Bank account no.:	0111000065
Bank routing (ABA) no.:	021302648
SWIFT code:	TMPKUS33
Bank account name:	Cornell University
Bank ACH format code:	Not required
Bank address:	P.O. 460, Ithaca, NY 14850
Additional information:	Reference D4601 Agreement No.: C2016-13-10439 Department contact: Associate Director for Finance

A FAX copy of the transaction receipt shall be sent to Associate Director for Finance and Operations at: 607-254-5454. LICENSEE is responsible for all bank charges of wire transfer of funds for payments. The bank charges shall not be deducted from total amount due to Cornell.

10.2 **Secrecy.**

(a) "Confidential Information" shall mean information relating to the Invention and disclosed by Cornell to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by Cornell and sent to LICENSEE:

(b) Licensee shall:

(i) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(iii) not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of Cornell, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(A) LICENSEE can demonstrate by written records was previously known to it;

(B) is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE;

(C) is lawfully obtained by LICENSEE from sources independent of Cornell; or

(D) is required to be disclosed by law or a court of competent jurisdiction; and

(c) The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3 **Assignability.** This Agreement may be assigned by Cornell, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of Cornell, which consent will not be unreasonably withheld except that LICENSEE is free to assign this Agreement without Cornell's consent if Cornell has not responded after receiving a one week advance notice of a sale, merger, or acquisition of substantially all of LICENSEE's business in the Field.

10.4 **No Waiver.** No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5 **Failure to Perform.** In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6 **Governing Laws.** THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7 **Force Majeure.** A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

10.8 **Headings.** The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9 **Entire Agreement.** This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10 **Amendments.** No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11 **Severability.** In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both Cornell and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

HESPEROS, INC:

By: [signature]
(Signature of an authorized officer)

Name: James J. Hickman

Title: Chief Scientist

Date: 10-7-15

CORNELL UNIVERSITY:

By: Alice Li
(Signature of an authorized officer)

Alice Li, Ph.D.

Interim Executive Director

Date: 10/12/2015

Appendix A - DEVELOPMENT REPORT

Company Name		**CTL Agreement No**	**Your Reference No**
Reporting Period (*mm / dd / yyyy*) **From** ____ / ____ / ____ Through ____ / ____ / ____		**EXPECTED or ACTUAL** (*mm / dd / yyyy*) **Date of first sale of Licensed** Product(s) ____ / ____ / ____	
Please Check One **Your Company Has:** ☐ **less than 500 employees worldwide** ☐ **500 or more employees worldwide**			

For the reporting period prescribed in the agreement, please provide detailed answers to the questions listed below. Please attach a separate report to this sheet if necessary.

1. Summary of work completed during the reporting period

2. Summary of work in progress

3. Current schedule of anticipated events or milestones, e.g. First round of financing, Phase 1 Clinical trials, etc.

4. Market plans for Introduction of Licensed Product(s)

5. Summary of resources (dollar value) spent in the reporting period.

6. Pipeline for Licensed Products			
Product Name		Developmental Stage	
Product Name		Developmental Stage	
Product Name		Developmental Stage	
Product Name		Developmental Stage	

Report Prepared & Approved By		
Name (*Please Print*)	Title	Email
Signature		Date (*mm / dd / yyyy*) _____ / _____ / _____

Appendix B - Commercialization Report

Company Name	CTL Agreement No	Your Reference No
Reporting Period (*mm / dd / yyyy*) From ___ / ___ / ___ Through ___ / ___ / ___	EXPECTED or ACTUAL (*mm / dd / yyyy*) Date of first sale of Licensed Product(s) ___ / ___ / ___	
Please list all trade names for product(s) incorporating licensed rights whether or not you had sales during this reporting period.		

CTL Docket #	Country	Number of Units Sold	Gross Sales by Country	Net Sales by Country* (A)	Royalty Rate* (B)	Total Royalties by Country (A * B)
					Royalty Subtotal	
					Minimum Royalty Payment*	
					Total Royalty Owed	
					Total Sublicense Fees* *(if applicable)*	
					Total Payment	

* Please refer to the license agreement for:

- applicable royalty rate, please provide as decimal;
- how Net Sales should be calculated;
- applicable share of sublicense fees;
- application of minimum royalty rate
- If sales were in a currency other than United States Dollars, please specify exchange rate used

Sublicense Activity *(if applicable)*

Number of sublicenses granted during the reporting period	
Granted Sub-Licensee Company Name(s) *(please list below)*	
Total Number of active sublicenses during reporting period	

Number of sublicenses terminated or expired during the reporting period	
Terminated Sub-Licensee Company Name(s) *(please list below)*	

Other Licensed Products in the pipeline			
Product Name		**Developmental Stage**	
Product Name		**Developmental Stage**	
Product Name		**Developmental Stage**	
Product Name		**Developmental Stage**	

Are Licensed Product(s) Manufactured in the US?			☐ **Yes** ☐ **No**
If No, please list countries where Licensed Product(s) is manufactured			
Product Name		**Countries**	
Product Name		**Countries**	
Product Name		**Countries**	
Product Name		**Countries**	

Report Prepared & Approved By		
Name (*Please Print*)	**Title**	**Email**
Signature		**Date** (*mm / dd / yyyy*) _____ / _____ / _____